Exhibit 99.1

Floor & Decor Adjusts Store Operations to Better Serve Customers

March 19, 2020

ATLANTA--(BUSINESS WIRE)-- Floor & Decor Holdings, Inc. (the “Company”) (NYSE:FND), a leading specialty retailer of hard surface flooring, announced today that, as a result of the evolving novel coronavirus (COVID-19) pandemic, it has temporarily limited store operations through April 4, 2020 as follows:

•	Thursday, March 19 and Friday, March 20, 2020 - all stores will be open from 7 am to 6 pm
•	Saturday, March 21, 2020 through Saturday April 4, 2020 - all stores will be open for pickup only of online, phone or app orders from Monday - Saturday, 7 am to 4 pm; Sunday, 10 am to 4 pm

These hours may change as the Company continues to follow all necessary precautions and the direction of local and state authorities.

Additionally, effective March 21, 2020, the Company will extend its return policy to accept returns for an additional 30 days after the Company reinstates normal operations.

The Company continues to operate its flooranddecor.com website, its ProPremier professional app and call center, which allow customers the opportunity to shop and purchase outside of the physical store environment with the convenience of same-day pickup and various delivery options. In addition, previously purchased products in storage can be picked up at the store.

About Floor & Decor Holdings, Inc.

Floor & Decor is a multi-channel specialty retailer operating 120 warehouse-format stores across 30 states as of the end of fiscal 2019. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.

Forward-Looking Statements

This press release may include statements that constitute “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this release, are forward-looking statements. Forward looking statements include any statements regarding the Company’s strategic and operational plans, future performance or financial condition and may often be identified by the use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” and other similar expressions that predict or indicate future events or trends.

Forward looking statements speak only as of the date hereof and are not guarantees of future events, results, performance or achievements. These statements are based on the Company’s current expectations, assumptions, estimates and projections and involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results to be materially different from those expressed or implied by the forward-looking statements, including, without limitation, those factors described in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, the Company does not plan to update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

Investor Contacts:

Wayne Hood
Vice President of Investor Relations
678-505-4415
Wayne.hood@flooranddecor.com

or

Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com

Source: Floor & Decor Holdings, Inc.